Exhibit 10.5

Form of
Trademark License Agreement
by and between
Honeywell International Inc.,

and
Honeywell Aerospace Inc.

Attachment A – Aerospace Trademarks
Attachment B – Aerospace Entity Names
Attachment C – Aerospace Internet Properties
Attachment D – Licensed Products
Attachment E – Territory
Attachment F – Applicable Transition Periods
Attachment G – Method of Payment
Attachment H – Style Restrictions
Attachment I – Historical and Factual References
Attachment J – Aerospace Business – Specified Included and Excluded Businesses
Attachment K – Licensed Field – Specified Included and Excluded Businesses
Attachment L – LPL Assets
i

TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of , is made and entered into by and between Honeywell International Inc., a Delaware corporation (“Licensor”),            (“Licensee”) and Honeywell Aerospace Inc. (f/k/a Honeywell Aerospace LLC), a Delaware corporation (“Aerospace”) (together with Licensor and Licensee, the “Parties,” and each individually a “Party”).
RECITALS
WHEREAS, the Licensor and Aerospace, among others, entered into that certain Separation and Distribution Agreement dated as of       (as amended, modified or supplemented, and together with all exhibits and schedules thereto, the “Separation Agreement”);
WHEREAS, the Separation Agreement contemplates that Automation, Licensee and Aerospace will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein;
WHEREAS, Licensor is the owner of valuable Trademarks in the Territory; and
WHEREAS, Licensee desires to use the Licensed Trademarks in connection with the Commercialization of the Licensed Products in the Territory, and Licensor is willing to authorize Licensee’s use subject to the terms and conditions herein.
NOW THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1    General. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:
(a)    “Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal, administrative, legislative, regulatory, prosecutorial or otherwise) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.
(b)    “Aerospace Accounts” shall mean the Internet Properties (excluding domain names) identified on Attachment C(2).
(c)    “Aerospace Business” shall mean the aerospace technologies business which supplies electronic solutions, engines and power systems, control systems and other products, software, technologies and services for aircraft, spacecraft (including satellites), and defense systems for military applications, as such business has been conducted prior to the Distribution Date by any member of the Aerospace Group or Automation Group (or any of their respective predecessors), including the businesses set forth on Attachment J(1); provided that the Aerospace Business shall not include the Quantinuum business or any business set forth on Attachment J(2), in each case as conducted prior to the Distribution Date by any member of the Aerospace Group or Automation Group (or any of their respective predecessors). For purposes of the foregoing, “defense systems for military applications” include weapons systems, vehicles and associated products, software, technologies and services (including sensor arrays, stabilizers, accelerometers, and gyroscopes) designed or sold for military applications, but do not include products, services, software, technologies or services sold for civilian or administrative applications (including administrative functions of the armed forces).
(d)    “Aerospace Domain Names” shall mean the domain name registrations identified on Attachment C(1).
(e)    “Aerospace Group” shall mean Licensee, Aerospace and each Person that is or becomes a Subsidiary of Licensee or Aerospace, for so long as such Person is a Subsidiary of Licensee or Aerospace.
(f)    “Aerospace Trademarks” shall mean the Trademarks identified on Attachment A(1), but excluding the Excluded Marks.
(g)    “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that, solely for purposes of this Agreement and the Ancillary Agreements, no Party or member of either Group shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group.
(h)    “Applicable Transition Period” shall mean, with respect to each of the uses identified on Attachment F, the period beginning on the Distribution Date and continuing for the period identified on Attachment F as applicable to such use.
(i)    “Automation Group” shall mean Licensor and each Person that is or becomes a Subsidiary of Licensor, for so long as such Person is a Subsidiary of Licensor.
(j)    “Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
(k)    “Change of Control” shall mean, with respect to any entity, (i) the sale of all or substantially all of the assets of, or the ownership interests in, such entity in a single transaction or a series of related transactions to a Third Party (that is not, prior to such transaction, an Affiliate of such entity), (ii) any direct or indirect acquisition of control, consolidation or merger of such entity by, with or into any Third Party (that is not, prior to such transaction, an Affiliate of such entity), or (iii) any other corporate transaction or series of related transactions in which control of such entity is directly or indirectly transferred to a Third Party (that is not, prior to such transaction, an Affiliate of such entity), including by transferring in excess of fifty percent (50%) of such entity’s voting power, shares or equity, through a merger, consolidation, tender offer or similar transaction, to one or more Third Parties.
(l)    “Commercialize” shall mean to use, manufacture, import, export, market, advertise, package, display, sell, offer for sale, distribute, provide, maintain or service.
(m)    “Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(n)    “Excluded Marks” shall mean the Trademarks identified on Attachment A(2).
(o)    “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether federal, state, local, domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(p)    “Internet Properties” shall mean all domain name registrations and social media and business platform addresses.
(q)    “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(r)    “Licensed Field” shall mean the aerospace technologies business which supplies electronic solutions, engines and power systems, control systems and other products, software, technologies and services for aircraft, spacecraft (including satellites), and defense systems for military applications, including natural evolutions of such products, software, technologies and services, and including the businesses set forth on Attachment K(1); provided that the Aerospace Business shall not include the Quantinuum business (as further described on Attachment K(2)) or any business set forth on Attachment K(2). For purposes of the foregoing, “defense systems for military applications” include weapons systems, vehicles and associated products, software, technologies and services (including sensor arrays, stabilizers, accelerometers, and gyroscopes) designed or sold for military applications, but do not include products, services, software, technologies or services sold for civilian or administrative applications (including administrative functions of the armed forces).

(s)    “Licensed Product(s)” shall mean any product or service described on Attachment D, and including any natural evolution of such product or service, in each case, that is Commercialized in connection with any Licensed Trademarks pursuant to the terms of this Agreement, including by Licensee or any Subsidiary of Licensee or Aerospace that uses any Licensed Trademark as (or incorporated into) its name or trade name, but not including any products solely to the extent subject to Permitted Contract Manufacturing.
(t)    “Licensed Trademarks” shall mean, collectively, the Aerospace Trademarks and the Transitional Trademarks.
(u)    “LPL Assets” shall have the meaning set forth on Attachment L.
(v)    “Permitted Contract Manufacturing” shall mean the development or manufacturing of products for, and subsequent sale, provision or distribution to, a Person that does not use any Licensed Trademark as (or incorporated into) its name or trade name, where such products (i) do not bear any Licensed Trademarks (whether on the products themselves or on any customer-facing packaging, subject to the sentence that follows) and (ii) are Commercialized exclusively by Persons that do not use any Licensed Trademark as (or incorporated into) their names or trade names and without the display or use of any Licensed Trademark (e.g., exclusively under such Person’s own brand, or without branding). The appearance of any Licensed Trademark solely as part of Licensee’s or any Subsidiary Sublicensee’s corporate name in notices required by Law (such as manufacturer identification) for products shall not disqualify the development or manufacturing, and subsequent sale, provision or distribution, of such products as described in the foregoing from constituting “Permitted Contract Manufacturing.”
(w)    “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(x)    “Sanctions Laws” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States federal government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State.
(y)    “Subsidiary” of any entity shall mean any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries; provided that such corporation or other organization shall be a “Subsidiary” solely during the period of such ownership or control.

(z)    “Subsidiary Sublicensee” shall mean any Subsidiary of Licensee or Aerospace for so long as it remains a Subsidiary of Licensee or Aerospace and is granted a sublicense pursuant to Section 2.4(a).
(aa)    “Term” shall mean the period beginning on the date of this Agreement and ending on the date terminated in accordance with Article 6, and, if applicable, along with any transitional term pursuant to Section 7.2.
(bb)    “Territory” shall mean worldwide, but excluding, as may change from time to time, each country and territory where the Aerospace Group is prohibited from selling its products or services under applicable Sanctions Laws. At the time of the Distribution Date, those countries and territories excluded from the Territory are those identified on Attachment E(2).
(cc)    “Third Party” shall mean any Person other than a member of the Automation Group or Aerospace Group.
(dd)    “Third-Party Sublicensee” shall mean any Third Party for so long as it is granted a sublicense pursuant to Section 2.4(b).
(ee)    “Trademarks” shall mean trademarks, certification marks, service marks, trade names, service names, and trade dress, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.
(ff)    “Transitional Trademarks” shall mean Trademarks owned by Licensor or any member of the Automation Group or Aerospace Group as of the date of the Distribution Date that were used in the operation of the Aerospace Business within the twelve (12)-month period immediately prior to the Distribution Date; provided that the Transitional Trademarks do not include any Aerospace Trademarks.
1.2    References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, words of one gender shall be held to include the other gender as the context requires, and a word defined as a verb or noun shall be deemed to have the corresponding meaning when used in the other grammatical forms of that word; (b) references to the terms Article, Section, paragraph, clause, Exhibit, Attachment and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits, Attachment and Schedules to this Agreement (as they may be updated from time to time) unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the

Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (p) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” and (q) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party.
1.3    Table of Defined Terms. The following terms have the meanings set forth in the Sections referenced below:

TERM	SECTION
Aerospace	Preamble
Aerospace Trademark Action	4.4(b)
Agreement	Preamble
Divested Entity	11.2(a)
Indemnifiable Loss	10.2, 10.1(a)
Indemnifiable Losses	10.1(a)
Indemnifying Party	10.2
License Fee	2.11(a)
Licensor	Preamble
Parties	Preamble
Party	Preamble
Separation Agreement	Recitals
ARTICLE 2
TRADEMARK LICENSES AND OWNERSHIP
2.1    Transitional License. Licensor, on behalf of itself and the Automation Group, hereby grants to Licensee a non-exclusive, non-transferable (except as set forth in Section 11.1), fully paid-up, non-sublicensable (except as set forth in Section 2.4) license to continue to use and display the Transitional Trademarks (solely as further described on Attachment F), solely during the Applicable Transition Period (as further described on Attachment F), solely in the Territory, and solely in a manner that is substantially consistent with the manner used in the operation of the Aerospace Business during the twelve (12)-month period prior to the Distribution Date. Licensee shall, and shall cause the members of the Aerospace Group to, use its and their reasonable best efforts to transition from and phase-out use of the Transitional Trademarks within a reasonably prompt period following the Distribution Date, and in any case no later than the end of the Applicable Transition Period.
2.2     License to Aerospace Trademarks. Licensor, on behalf of itself and the Automation Group, hereby grants to Licensee, subject to the terms set forth in this Agreement, an exclusive (solely as described in Section 2.3), perpetual (unless terminated in accordance with Article 6), non-transferable (except as set forth in Section 11.1), fee-bearing (as set forth in Section 2.11), non-sublicensable (except as set forth in Section 2.4) license to use and display the Aerospace Trademarks within the Licensed Field, solely during the Term, and solely in the Territory as follows:
(a)    as (or as incorporated into) the name(s) or trade name(s) of Licensee or any other member of the Aerospace Group whose marketing and sales activities are limited to the Licensed Field; and
(b)    in connection with the Commercialization of Licensed Products or the Aerospace Group within the Licensed Field by, for or on behalf of any member of the Aerospace Group, including as displayed on any Licensed Products or any packaging for such Licensed Products, and on promotional and marketing materials used for any of their business operations within the Licensed Field.
For the avoidance of doubt, this Agreement does not permit, and none of Licensee, Aerospace or Aerospace Group shall (or shall permit any agent acting on their behalf to), use or display the Excluded Marks as a Trademark, domain name or social media account name, except as expressly provided in Section 2.1 and Attachment F.
2.3    Exclusivity.
(a)    The license granted under Section 2.2 shall be exclusive (even as to Licensor and its Affiliates) in connection with the Commercialization of any goods or services under the Aerospace Trademarks, whether alone or in combination with any other Trademarks, words or other elements. Licensor shall not, and shall cause its Affiliates not to, (i) Commercialize any goods or services under the Aerospace Trademarks, or (ii) license, encourage or authorize any Third Party to do any of the foregoing described in clause (i) above, other than as separately agreed between the Parties.
(b)    Licensor shall not, and shall cause its Affiliates not to, license any Third Party to use or display “Honeywell” or any Licensed Trademarks in connection with any Commercialization (or the operation of any business) within the Licensed Field; provided that this Section 2.3(b) shall not prevent Licensor or its Affiliates from (x) using or displaying “Honeywell” (including in combination with any other Trademarks, words or other elements, other than as part of any Aerospace Trademarks) for any purpose, including in connection with any Commercialization of products or services within the Licensed Field, or (y) licensing and otherwise permitting third parties to advertise, distribute or sell the products or services (including by using or displaying “Honeywell,” including combination with any other Trademarks, words or other elements, other than as part of any Aerospace Trademarks) sold by or on behalf of the Automation Group.
2.4    Sublicensing.
(a)    Licensee or any Subsidiary Sublicensee may, subject to the terms set forth hereunder, grant non-transferable sublicenses, solely within the scope of the licenses granted in Section 2.1 or Section 2.2 and for the periods of time licensed thereunder, to (i) any members of the Aerospace Group, provided that any sublicense granted to a member of the Aerospace Group will immediately terminate once such member of the Aerospace Group ceases to qualify as a member of the Aerospace Group, (ii) any third-party manufacturers, service providers, resellers, channel partners, dealers or customers of the Aerospace Group, solely in connection with the Commercialization or use of Licensed Products or the promotion of any business within the Licensed Field of the Aerospace Group and (iii) third parties solely in connection with corporate sponsorships, charitable endeavors and similar marketing initiatives of the Aerospace Group, including naming rights for facilities, programs, teams, events, or initiatives (e.g., “Honeywell Aerospace Center,” “Honeywell Aerospace Engineering Lab,” "Honeywell Aerospace Stadium”) (each sublicensee described in (ii) and (iii), a “Third-Party Sublicensee”), but not, for the avoidance of doubt, for the incorporation of any Aerospace Trademark into the name or trade name of any Third-Party Sublicensee. Any Subsidiary Sublicensee or Third-Party Sublicensee may be referred to herein as a “Sublicensee.”
(b)    Licensee or its applicable Subsidiary Sublicensee shall, when granting any sublicense to a Third-Party Sublicensee, ensure that any such sublicense granted after the Distribution Date is granted pursuant to a written agreement with such Third Party that subjects such Third Party to quality control obligations at least as protective as those set forth in this Agreement, and recognizes Licensor as the owner of the “Honeywell” Trademark and Licensor’s right to enforce against any misuse of the “Honeywell” Trademark by such Sublicensee. Licensee or one of its Subsidiaries shall maintain a list of all then-current Third-Party Sublicensees to which Licensee or its Subsidiary Sublicensees have granted sublicenses under or with respect to any Aerospace Trademarks and provide such list to Automation, upon reasonable request, within five (5) Business Days. For purposes of monitoring Licensee’s compliance with the terms of this Agreement, Licensor may request (no more than once per year) copies of all Trademark sublicense agreements with each Third-Party Sublicensee and, within a reasonable period after written notice of such request, Licensee shall provide copies of all such agreements; provided that Licensee may redact or otherwise not provide any economic terms or any other portions of such agreements that are unrelated to compliance with terms of this Agreement governing quality control and the goodwill associated with the Licensed Trademarks.
(c)    Licensee shall, and shall cause applicable members of the Aerospace Group to, use their reasonable best efforts to ensure that all Third-Party Sublicensees comply with their obligations relating to any Licensed Trademarks, including with respect to any relevant quality control obligations under their respective sublicense agreements.
(d)    If Licensor believes in good faith that any Sublicensee has taken any action(s) that would, if conducted by Licensee, breach the quality control provisions of this Agreement, and that such action(s) have harmed, or are reasonably expect to harm, the goodwill associated with any Licensed Trademarks or the “Honeywell” Trademark, then Licensee shall, upon Licensor’s reasonable request: (i) provide, within a reasonable period after written notice of such request (but in any case within one (1) week), to Licensor a copy of each applicable Trademark sublicense agreement with such Third-Party Licensee, provided that such request shall include reasonable detail regarding such alleged actions and harm; provided, further, that Licensee may redact or otherwise not provide portions of such agreements not relevant in any material respect to such breach; and (ii) cooperate in good faith with Licensor to investigate and address such actions and harm, at Licensee’s sole cost and expense, including, if reasonably necessary and applicable, by terminating the sublicense granted to the applicable Sublicensee under this Section 2.4.
(e)    Without limiting the foregoing, (i) any act or omission by any Subsidiary Sublicensee relating to any Licensed Trademark that would, if conducted by Licensee, constitute a breach of this Agreement, shall be deemed a breach of this Agreement by Licensee, and (ii) any act or omission by any Third-Party Sublicensee with respect to rights sublicensed to them by Licensee under any Licensed Trademark, which act or omission would, if conducted by Licensee, constitute a breach of this Agreement, shall be deemed a breach of this Agreement by Licensee; provided that such deemed breach shall not constitute a Terminable Breach hereunder.
2.5    New Licensed Trademarks; New Trademark Registrations.
(a)    Licensee may, from time to time, provide notice to Licensor requesting that new Trademarks that begin with “HONEYWELL AEROSPACE” (other than any Excluded Marks) be added to the definition of “Aerospace Trademarks.” Licensor shall promptly review and respond in writing to any such notice of request (in any event within fourteen (14) days of receipt) either acknowledging that such new Trademarks are and will be, on a go-forward basis, “Aerospace Trademarks” or, solely if Licensor determines in its reasonable judgment that the use of such new Trademarks hereunder by Licensee is likely to have a material adverse effect on the goodwill associated with the “Honeywell” Trademark, rejecting in writing (with a reasonable explanation) the addition of such new Trademarks as “Aerospace Trademarks.” Unless Licensor provides such notice of its rejection of such request within the fourteen (14)-day period, the Parties shall amend Attachment A(1) to add such new Trademarks, and any Trademarks identified on the new Attachment A(1) shall thereafter be “Aerospace Trademarks.”
(b)    Licensee may, from time to time, submit a written request to Licensor to apply for the registration of any Aerospace Trademark in any jurisdiction in the Territory. Licensor shall, in cooperation with Licensee, apply for such requested registration reasonably promptly following the receipt from Licensee of all information, documentation and materials reasonably necessary to apply for such registration. All out-of-pocket costs and expenses related to prosecuting or otherwise obtaining, registering or maintaining any such new registration shall be borne by Licensee, and Licensee shall be billed directly by Licensor’s counsel for, and promptly pay, such costs and expenses at no greater than the same rate as Licensor pays such counsel for its own like work.
2.6    Licensed Territory.
(a)    Licensee shall not use or display, or sublicense or authorize any other Person to use or display, any of the Licensed Trademarks in any jurisdiction outside the Territory, provided that the foregoing shall not prevent the use or display of Licensed Trademarks on media intended primarily for jurisdictions within the Territory, but that are made accessible or viewable outside of the Territory. Licensee shall not sell or promote any Licensed Products outside of the Territory, or to Persons who Licensee knows (or should reasonably be expected to know) at the time of such sale intend to sell such Licensed Products outside the Territory.
2.7    Entity Names; Trade Names. The Parties acknowledge and agree that Attachment B is, as of the Distribution Date, intended to include a list of each member of the Aerospace Group that, as of the Distribution Date, has included in its name, or is doing business under any trade name that includes, the term “Honeywell” or any Aerospace Trademark. If Licensee within six (6) months of the Distribution Date identifies any member meeting the foregoing criteria but not identified on Attachment B, Licensee may notify Licensor of the same and Attachment B shall be amended to include such member’s applicable names or trade names effective as of the Distribution Date. Licensee must provide Licensor with prior written notice of any new entity it proposes to register to do business using the Aerospace Trademark as permitted under Section 2.2, including the name of such entity and any trade names used by such entity, after which Attachment B shall be amended to include such entity name or trade name; provided that this Agreement shall not permit any Licensee to use any Excluded Marks as an entity name or trade name, or otherwise, except as expressly provided in Section 2.1 and Attachment F. Licensor shall, at Licensee’s written request, provide reasonable assistance in obtaining any registrations required in connection with such entity or trade names, provided that Licensee shall reimburse Licensor for any out-of-pocket expenses incurred in connection with such assistance.
2.8    Domain Name Registrations.
(a)    Licensor shall have the exclusive right to register domain names incorporating any Aerospace Trademark. Licensee may, from time to time, submit a written request to Licensor that new or additional domain name registrations that include any Aerospace Trademark be added to the definition of “Aerospace Domain Names” (except any domain name registration including any Excluded Mark). Licensor shall promptly review and respond to any such request, and shall not unreasonably withhold or delay its consent thereto. If Licensor decides not to provide such consent, Licensor will promptly provide Licensee with written notice of such decision and its reasoning therefor. Upon Licensor’s written consent to any such request, the Parties shall amend Attachment C(1) accordingly, and any such newly approved domain name registrations shall thereafter be deemed “Aerospace Domain Names.” After providing any such consent, Licensor shall, at Licensee’s sole cost and expense, use its commercially reasonable efforts to promptly register any such approved domain name registration. Without limiting the foregoing, Licensor shall, at Licensee’s request, approve and use its commercially reasonable efforts to acquire the registration of any domain name comprising (i) an Aerospace Trademark and any top-level domain (e.g., honeywellaerospace.*) or (ii) an Aerospace Trademark, any other word or words descriptive of the business of Licensor or any Licensed Product and any top-level domain (e.g., honeywellaerospacenavigation.*) (except any domain name registration that includes any Excluded Mark).
(b)    Licensor shall maintain, at Licensee’s sole cost and expense, the Aerospace Domain Names.
(c)    As between Licensor and Licensee, subject to the terms herein, Licensee shall have exclusive control of, and an exclusive license to use and administer, each Aerospace Domain Name and any and all websites and content made available thereon, including the administration of such websites and such content, and Licensor shall reasonably cooperate with Licensee, at Licensee’s sole cost and expense, to facilitate such exclusive control. Licensor shall not, and shall cause its applicable Affiliates and representatives not to, (i) modify any website made available on or through any Aerospace Domain Name (or any content made available on such websites), (ii) access or attempt to access any portions of such websites that are not available to the general public, or (iii) otherwise intentionally interfere with Licensee’s exclusive control and administration of the Aerospace Domain Names or any websites or content made available thereon; provided that in the event Licensee commits a Terminable Breach with respect to any Aerospace Domain Name, Licensor may (notwithstanding the foregoing) take all steps necessary to cure such Terminable Breach by taking control of and using the Aerospace Domain Name that is the subject of the Terminable Breach.
(d)    Licensee may, from time to time, provide written notice to Licensor that it no longer wishes to operate or have registered an Aerospace Domain Name. Following delivery of such notice, Licensor shall have no obligation to maintain such domain name registration, and neither Licensee nor Licensor shall have any obligation to pay any costs or expenses for such domain name registration (except to the extent accrued as of the date of such notice), and the Parties shall amend Attachment C(1) accordingly, any domain name registrations shall thereafter no longer be “Aerospace Domain Names.”
(e)    The Parties acknowledge and agree that Attachment C(1) is, as of the Distribution Date, intended to include a list of all domain name registrations registered by Licensor or any of its Affiliates as of the Distribution Date that include in the domain name any Aerospace Trademark and that, if Licensee within twelve (12) months of the Distribution Date identifies any domain name registration meeting the foregoing criteria but not identified on Attachment C(1), Licensee may notify Licensor of the same and Attachment C(1) shall be amended to include such domain name registration as an “Aerospace Domain Name” effective as of the Distribution Date.
(f)    Notwithstanding Licensor’s exclusive right to register domain names incorporating any Aerospace Trademark, the Parties acknowledge and agree that the Licensee or Subsidiary Sublicensee entity designated on Attachment C(2) may serve as the registrant of the domain name registrations identified on Attachment C(2) for purposes of obtaining and holding an “Internet Content Provider” (ICP) license for such domain name registrations. Notwithstanding such transfer to such entity, Licensor shall remain the beneficial owner of such domain name registrations and, upon termination of this Agreement, on Licensor’s request, Licensee shall take all steps reasonably necessary to cause such entity to transfer such domain name registrations to Licensor within sixty (60) days of such termination (it being understood that neither Licensee nor such entity shall otherwise have any obligations to maintain such domain name registrations following such termination).
2.9    Social Media Accounts.
(a)    Without limiting Section 2.8, Licensee and its Sublicensee Subsidiaries may, from time to time, register Internet Properties (excluding domain names) that include any Aerospace Trademark (except any Excluded Mark) in the name, tag or other identifier thereof and notify Licensor of the same, and Attachment C(3) shall be amended to include such Internet Properties as “Aerospace Accounts.”
(b)    As between Licensor and Licensee, and without limiting Licensee’s obligations hereunder with respect to usage of the Licensed Trademarks, Licensee shall have exclusive license and right to control and use each Aerospace Account (including exclusive administrative control), and Licensor shall reasonably cooperate with Licensee, at Licensee’s reasonable request and sole cost and expense, to assist with registering, maintaining and controlling the Aerospace Accounts.
2.10    New Licensed Products.
(a)    Licensee may, from time to time, submit a written request to Licensor that new or additional products or services within the Licensed Field be added to Attachment D. Licensor shall review and respond to any such request, and shall not unreasonably withhold or delay its consent thereto. If Licensor decides not to provide such consent, Licensor will promptly provide Licensee with written notice of such decision and its reasoning therefor. Upon Licensor’s written consent to any such request, the Parties shall amend Attachment D accordingly, and any such newly approved products or services shall thereafter be “Licensed Products.”
(b)    The Parties acknowledge and agree that Attachment D is, as of the Distribution Date, intended to list all products or services sold or provided, or in development and planned to be sold or provided, as of or within the twelve (12) months prior to the Distribution Date, as part of the Aerospace Business by or on behalf of any member of the Aerospace Group or Automation Group, and that, if Licensee within twelve (12) months of the Distribution Date identifies any products or services meeting the foregoing criteria but not listed on Attachment D, Licensee may notify Licensor of the same and Attachment D shall be amended to include such products or services effective as of the Distribution Date.

2.11    License Payments.
(a)    License Fee. In consideration of the license granted hereunder with respect to the Aerospace Trademarks, Licensee shall pay to Licensor, in accordance with Attachment G, the following license fees totaling $750,000,000 (collectively, the “License Fees”):
(i)    $37,500,000, to be paid within thirty (30) days of the Effective Date; and
(ii)     $37,500,000, to be paid no later than the first day of each subsequent calendar quarter (i.e., October 1, January 1, April 1 and July 1, as applicable) from and including October 1, 2026 until and including April 1, 2031.
(b)    Interest. On any and all amounts that are at any time overdue and payable to Licensor under this Agreement, Licensee shall pay interest to Licensor at the prime lending rate for commercial transactions as printed in The Wall Street Journal on the first day that any payment owed to Licensor is overdue. The payment of such interest shall not replace any of Licensor’s other rights under this Agreement resulting from Licensee’s default by failure to pay any amounts due hereunder. The acceptance of any overdue payments by Licensor at any time does not foreclose or impair Licensor’s ability to collect the owed interest on such payments pursuant to this Section 2.11(b).
2.12    License Fees on Termination.
(a)    Licensee’s obligation to pay the License Fees shall survive any termination of this Agreement; provided that notwithstanding anything to the contrary herein, Licensee shall not be obligated to pay any portion of the License Fees due to be paid after the termination of this Agreement by Licensee for Licensor’s Terminable Breach pursuant to Section 6.5.
(b)    If this Agreement is terminated (except by Licensee for Licensor’s Terminable Breach pursuant to Section 6.5), all outstanding License Fees and other fees due under this Agreement shall become due and payable within sixty (60) days of such termination.
2.13    Guarantee. Aerospace hereby guarantees, and shall be jointly and severally liable for, all of Licensee’s obligations and liabilities hereunder, including the payment of the License Fees.
2.14    Cooperation; Recordation of Licenses. If either Party reasonably requests cooperation from the other party to make any application, filing or recordation with any Governmental Authority relating to the licenses granted hereunder that is reasonably required or advisable to protect any Aerospace Trademarks or to facilitate the Commercialization of any Licensed Products, or to amend or update any prior application, filing or recordation, the other Party shall promptly provide or secure all reasonable assistance reasonably requested by the requesting Party, at the sole cost of the requesting Party.

2.15    Historical or other Factual References. Notwithstanding anything to the contrary, nothing in this Agreement shall prevent or restrict the use of Trademarks (a) on materials retained and used only for archival or other internal business purposes, (b) as may be required to comply with applicable Law and (c) in reference to Licensee’s product or company history, or to address or prevent consumer confusion as between members of the Automation Group, on the one hand, and members of Aerospace Group, on the other hand, or their respective products and services; provided that Licensee shall, with respect to references permitted by Section 2.15(c), only use the “Honeywell” Trademark (i) as part of the Aerospace Trademarks, or (ii) as part of the approved description set forth in Attachment I or as otherwise approved by Licensor, such approval not to be unreasonably withheld or delayed.
2.16    Use as Corporate Names. For the avoidance of doubt, the rights granted under Section 2.2(a) include the right for the members of the Aerospace Group whose marketing and sales activities are limited to the Licensed Field to use Aerospace Marks (a) to identify themselves in any corporate communication, public statement, investor relations material, press release, regulatory filing, or other context in which identification of the entity is appropriate, (b) in connection with corporate sponsorships, charitable activities, community engagement, recruiting, academic partnerships, and similar general corporate activities, whether or not such activities directly relate to the Commercialization of Licensed Products, and (c) in any other manner reasonably necessary to operate as a publicly-traded company (or Subsidiaries thereof), in each case subject to compliance with the quality standards set forth in Article 3.
ARTICLE 3
QUALITY CONTROL; USE RESTRICTIONS
3.1    Use of Licensed Trademarks. Licensee shall, and shall require its Sublicensees to, use the Licensed Trademarks only as permitted under Article 2, as applicable, and not in any manner described in Attachment H hereto. Notwithstanding anything to the contrary herein, the provisions of this Agreement shall not apply to restrict or impose obligations with respect to any product or service that is not offered or sold in connection with any of the Licensed Trademarks by any Person that does not use any Licensed Trademark as or incorporated into its name or trade name.
3.2    Restrictions. Licensee shall not, and shall not authorize or assist any other Person to:
(a)    use any of the Licensed Trademarks, or develop and use any Trademarks confusingly similar to the Licensed Trademarks, on, in connection with or for the Commercialization of any products or services other than the Licensed Products; or
(b)    apply for or acquire any trademark registration that would constitute or be confusingly similar to a Licensed Trademark, including translations or transliterations, or register or attempt to register any domain name incorporating in whole or in part any Licensed Trademark or anything confusingly similar to a Licensed Trademark, including translations or transliterations thereof.

3.3    No Tarnishment. Licensee shall, and shall require its Sublicensees to, not take any action, or make any omission of a required action, which act or omission tarnishes in any material respect the goodwill associated with any of the Licensed Trademarks or the “Honeywell” Trademark. Without limiting the foregoing, Licensee shall not, and shall require its Sublicensees not to, use or display any Licensed Trademarks in connection with any products, services, content or materials that are illegal or whose association would otherwise reasonably be expected to tarnish any of the Aerospace Trademarks or the “Honeywell” Trademark or Licensor.
3.4    Product Quality. Licensee is familiar both with the recognition and goodwill associated with the Licensed Trademarks and with the high standards of quality associated with the products and services manufactured and provided under the “Honeywell” Trademark as of the Distribution Date, including in connection with the Aerospace Business. Licensee shall, and shall require its Sublicensees to, use its and their reasonable best efforts to ensure that all Licensed Products shall be of a high quality that is at least consistent in all material respects with the quality of products and services Commercialized as part of the Aerospace Business as of the Distribution Date.
3.5    Compliance with Laws. Licensee shall, and shall cause the Aerospace Group to, conduct its and their businesses in a manner that complies with all applicable Laws (including any Sanctions Laws). Licensee shall, and shall require all of its Subsidiaries and Sublicensees and Aerospace’s Subsidiaries to, Commercialize any and all Licensed Products only in accordance with applicable Laws and any industry standards to which they are legally bound, including those relating to the Commercialization, recycling, take-backs, or disposal of the Licensed Products.
3.6    Third-Party Suppliers. With respect to each Third Party used for the manufacture or other supply of any Licensed Products or material components thereof, Licensee (a) shall maintain a list with the name and address of any such supplier and the specific Licensed Products or components thereof manufactured or otherwise supplied by such supplier and (b) shall, and shall require each Third-Party Sublicensee to, include contractual obligations in its contracts with such third-party supplier sufficient to enable Licensee to satisfy its quality control obligations set forth in this Article 3 (it being understood that any contracts with such third-party suppliers existing as of the Distribution Date are hereby deemed to be sufficient for the purposes of the foregoing). Reasonably promptly following Licensor’s reasonable request, such as in connection with a quality control concern, Licensee shall provide such list of third-party suppliers relevant to such request to Licensor.
3.7    Quality Audit. Licensor shall, in accordance with this Section 3.7, have a continuing right to audit and examine the manufacturing steps and processes utilized by the Licensee Group or its third-party manufacturers in the manufacture of the Licensed Products according to the terms herein. Not more than once per year at each facility (unless Licensor reasonably believes that any Licensed Products are not being manufactured or supplied in accordance with the requirements of this Agreement, in which case Licensor may conduct additional inspections), Licensor’s authorized representatives shall have the right (at Licensor’s sole cost and expense), upon reasonable notice, during normal business hours and subject to reasonable confidentiality restrictions agreed by the Parties, to inspect the facilities of Licensee, its Sublicensees or its or their third-party manufacturers and suppliers involved in the manufacture of Licensed Products, as applicable, for the sole purpose of assessing whether the Licensed Products are being manufactured and supplied in accordance with the requirements of this Agreement and all applicable Laws. Licensee may require that an independent Third Party rather than Licensor conduct any such audits, in which case such audit shall be at Licensee’s sole cost and expense and such Third Party shall be required to conduct such audit within a reasonable timeframe specified by Licensor and reasonably comply with the scope and structure of Licensor’s standard audit process. If any such audit reveals any violation of this Agreement or other issues which would reasonably be expected to materially adversely affect the goodwill of the “Honeywell” Trademark or cause “Licensed Products” to be manufactured in violation of this Agreement, Licensee shall, within seven (7) days of receiving written notice of such violations or issues, provide Licensor with a response plan to cure such violations or issues in compliance with applicable Laws. Licensee shall use its reasonable best efforts to resolve such issues within forty-five (45) days of sending (or being required to send) such response plan unless Licensee demonstrates that more time is needed to resolve such issues, in which case the Parties shall negotiate in good faith an appropriate time frame to resolve such issues.
3.8    Cooperation to Address Confusion. Each Party shall, upon the other Party’s reasonable request, reasonably cooperate with the other Party and provide all reasonable assistance in the event of actual or likely confusion by a Third Party regarding the Parties’ respective uses of the “Honeywell” Trademark, including with respect to the nature of the relationship between the Parties and, as between the Parties, their respective responsibilities for their respective products and services.
3.9    Annual Meeting. Upon either Party’s request, and no more than once per year, Licensee and Licensor shall attempt in good faith to meet to discuss this Agreement and related topics of mutual interest to the Parties. During such meeting, the Parties shall discuss topics including branding and use of the Licensed Trademarks, issues with Third-Party Sublicensees and potential adjustments to the Agreement.
ARTICLE 4
OWNERSHIP, MAINTENANCE AND ENFORCEMENT
4.1    Ownership and Goodwill. Licensee, on behalf of itself and each other member of the Aerospace Group, hereby acknowledges that, as between the Parties, Licensor owns all right, title and interest in and to the Licensed Trademarks, and neither Licensee nor any Affiliate is obtaining any right, title or interest in any of the Licensed Trademarks other than the licenses and rights expressly set forth in this Agreement. Licensee shall not, and shall cause each other member of the Aerospace Group not to, challenge the validity of any of the Licensed Trademarks, or the ownership thereof by any member of the Automation Group. All goodwill resulting from the use of any Licensed Trademarks by Licensee or any of its Sublicensees, including any additional goodwill that may develop from Licensee’s or its or their Sublicensees’ use or display of the Licensed Trademarks, shall inure solely to the benefit of Licensor.

4.2    Prosecution, Maintenance and Defense.
(a)    Licensor shall use its commercially reasonable efforts to prosecute, maintain, renew and defend from challenge each registration and application for registration of the Aerospace Trademarks within the Territory which are active as of the Distribution Date, including by making all applicable filings and paying all applicable fees reasonably necessary to prosecute, maintain and renew such applications and registrations, and defending against any claims that any Aerospace Trademarks are invalid. Licensor may, at its reasonable discretion, file any new application or maintain resulting new registrations for any Aerospace Trademark requested by Licensee after the Distribution Date, provided such filings or renewals will be at Licensee’s sole expense. Licensor may, at its reasonable discretion, abandon any such new filings or resulting registrations if Licensee fails to pay for the applicable costs of prosecuting, maintaining, renewing or defending such application or registration in accordance with the terms of this Agreement within a reasonable period after being notified by Licensor of such failure to pay.
(b)    Each Party shall, upon the other Party’s request, cooperate and provide assistance in such registration and prosecution, including supplying specimens and other samples of use as necessary to maintain or obtain such applications or registrations.
4.3    Infringement Notice. Each Party shall give prompt notice to the other Party of any infringement, dilution or other violation it learns of by any Third Party of any Aerospace Trademarks within the Licensed Field in the Territory, or that would otherwise reasonably be expected to tarnish the goodwill associated with the Aerospace Trademarks, any time during the Term. The Parties shall thereafter promptly confer to discuss such activities and whether any Action is necessary or desired to address such infringement, dilution or violation.
4.4    Enforcement.
(a)    Licensor shall have the right, but not the obligation, to initiate and pursue any Action against any Third Party to enforce the Aerospace Trademarks in its own name and under its control, including through litigation (such a litigation, whether or not pursued by Licensor or, pursuant to Section 4.4(b) by Licensee, an “Aerospace Trademark Action”). Each Party shall equally bear half of the costs and expenses incurred in, and equally share half of the recovery resulting from, any Aerospace Trademark Action so pursued by Licensor. Licensor will provide prompt notice to Licensee if it determines not to pursue an enforcement of the Aerospace Trademarks. Licensee may, by written notice to Licensor, irrevocably opt out of an Aerospace Trademark Action under Section 4.4(a). If Licensee opts out of any such Action, Licensee (i) will not be entitled to any associated recovery or refund and shall not be relieved of its obligation to share in any expenses incurred prior to Licensee’s opt-out, and (ii) shall not be relieved of its other obligations under Section 4.4, including, for the avoidance of doubt, Licensee’s duties of cooperation under Section 4.4(c).
(b)    If Licensor provides notice that it will not take action under Section 4.4(a) and the Parties reasonably believe there to be an ongoing violation likely to harm the business of the Aerospace Group within the Licensed Field or impair the rights granted to the Aerospace

Group under this Agreement, including pursuant to Section 2.3, then Licensee may, following notice to Licensor, initiate and pursue an Aerospace Trademark Action; provided that if Licensor notifies Licensee with a reasonable basis as to why pursuing such Aerospace Trademark Action would harm the business of the Automation Group, Licensee shall be prohibited from pursuing such Aerospace Trademark Action. Licensee shall bear all of the costs and expenses incurred in, and be entitled to all recoveries resulting from, any Aerospace Trademark Action so pursued by Licensee.
(c)    In the event either Party chooses to pursue an Aerospace Trademark Action in accordance with this Section 4.4, the other Party shall cooperate with and provide reasonable assistance to the enforcing Party in such Action, including, to the extent reasonably necessary for the purpose of establishing adequate standing to maintain such Aerospace Trademark Action, by becoming a party thereto.
(d)    Licensee shall not, and shall cause the members of the Aerospace Group not to, without Licensor’s written consent (which consent shall not be unreasonably withheld or delayed), enter into any settlement or compromise with respect to any Aerospace Trademark Action.
ARTICLE 5
TERM
5.1    Term. This Agreement shall become effective on the date of this Agreement and, unless terminated in accordance with the terms of this Agreement, shall continue in perpetuity.
ARTICLE 6
TERMINATION
6.1    Termination by Licensor. On the occurrence of any of the following events, this Agreement (in whole or in relevant part) may be terminated by the Licensor, effective on delivery to Licensee of written notice:
(a)    The attempted assignment by Licensee or Aerospace of this Agreement or any right or license granted under it in contravention of the terms of Article 11 of this Agreement;
(b)    Licensee fails to timely pay the License Fees, except in the event of a provable and purely administrative error which was cured by Licensee within ten (10) Business Days of receiving notice from Licensor;
(c)    the Aerospace Group’s complete cessation of their business operations related to the Licensed Products; or
(d)    the declaration of insolvency by Licensee or the seeking of protection under any bankruptcy, receivership, creditors’ arrangement or comparable proceeding by

Licensee, or if any such proceeding is instituted against Licensee and such proceeding is not dismissed within sixty (60) days.
6.2    Termination by Licensee. Licensee may terminate this Agreement by providing Licensor with two (2) years’ prior written notice of such termination.
6.3    Change of Control. Upon a Change of Control of Licensee or Aerospace for which Licensor does not provide its consent, Licensor may, at any time before the date that is twelve (12) months after its receipt of notice or its first becoming aware of such Change of Control to which it has not provided consent, terminate this Agreement effective on delivery to Licensee of written notice of such termination.
6.4    Termination of Product Lines. If a Governmental Entity mandates a ban or mandatory Class I recall of the same or substantially the same Licensed Products for product safety or quality issues more than two (2) times, then Licensor may, following written notice to Licensee, partially terminate the license as granted under Section 2.2(b) with immediate effect with respect to the Licensed Products that are the subject of such recalls or bans.
6.5    Termination for Material Breach. If either Party commits any Terminable Breach and fails to cure such Terminable Breach to the non-breaching Party’s reasonable satisfaction within a period of thirty (30) days after receipt of written notice specifying the nature of the breach, the Parties agree to negotiate in good faith to resolve such dispute prior to seeking alternative relief (except in the event that a continuing breach will cause irreparable harm to the “Honeywell” Trademark, in which case Licensor is free to seek alternative relief other than termination, subject to Section 13.5). Either Party may at any time deliver a written notice to the other Party that it wishes to refer a dispute regarding this Section 6.5 for discussion between senior executives of the Parties. Following receipt of such notice, each Party shall designate one of its senior executives who must begin negotiation within seven (7) days in good faith to resolve such dispute before the end of sixty (60) days (or such longer period of time as such executives may agree in writing) of receipt of such notice. If at the end of such sixty (60) days (or longer if mutually extended) the designated executives have not fully resolved the dispute to their mutual satisfaction, the complaining Party is free to seek an alternative remedy consistent with the terms of this Agreement and subject to Section 13.5. For the avoidance of doubt, each of the Parties commits to negotiate in good faith in an attempt to avoid termination of the Agreement resulting from a Terminable Breach. If after the expiration of the cure period and the period of negotiation between senior executives (if requested), the defaulting Party has failed or refused to fully remedy the Terminable Breach, this Agreement may be terminated upon the giving of notice by the terminating Party to the defaulting Party.
(a)    “Terminable Breach” shall mean (i) a breaching Party’s knowing, intentional, willful or reckless material breach of this Agreement, (ii) where Licensee is the breaching Party, a breach, or series of breaches, of this Agreement that, individually or in the aggregate, results, or would reasonably be expected to result, in a material adverse effect on the goodwill associated with the “Honeywell” Trademark, or (iii) where Licensor is the breaching Party, a breach, or series of breaches, of this Agreement that, individually or in the aggregate, materially and adversely affects the business of the Aerospace Group or the value of the Licensee’s rights under this Agreement.
ARTICLE 7
CONSEQUENCES OF TERMINATION
7.1    Consequences. Upon the expiration of this Agreement or upon the termination of this Agreement by either Party for whatever reason, subject to Section 7.2, Licensee shall, and shall cause its Subsidiary Sublicensees to, and shall require its Third-Party Sublicensees to:
(a)    immediately cease all use of the Licensed Trademarks in any manner whatsoever and not thereafter use any word, expression, design, or symbol as a trademark, trade name, domain name or otherwise which is confusingly similar thereto, which may constitute a colorable imitation thereof; and
(b)    thereafter refrain from indicating or representing that Licensee or any Sublicensee, as applicable, is hereunder a licensee or sublicensee, as applicable, of the Licensed Trademarks.
7.2    Transitional License on Termination.
(a)    Provided that Licensee has paid all License Fees owed to Licensor through the date of termination or expiration of this Agreement and continues through the transitional period described in this Section 7.2(a) to pay all License Fees owed until the termination or expiration of such transitional period, then for a period of not more than one (1) year immediately following the delivery of a notice to terminate delivered pursuant to Section 6.3 or two (2) years immediately following the delivery of a notice to terminate delivered pursuant to Section 6.5, and unless Licensee elects not to continue its license during the foregoing transitional period, this Agreement and the licenses granted under Section 2.1 (solely to the extent, and with respect to such Transitional Trademarks for which, the Applicable Transition Period has not expired) and Section 2.2 shall continue on a transitional basis, solely for the purpose of permitting Licensee and its applicable Sublicensees (subject to Section 2.4) to continue to use and display the Licensed Trademarks used by the Aerospace Group as of the date that the applicable notice of termination is received, solely in accordance with the terms otherwise permitted under this Agreement, solely in a manner that is substantially consistent with the manner used in the operation of the Aerospace Business, and solely in connection with Licensed Products Commercialized, during the twelve (12)-month period prior to the date that the applicable notice of termination is received. This Section 7.2(a) shall not apply and shall provide no transitional license in connection with any termination pursuant to Section 6.3 unless Licensee provided advance written notice of the applicable Change of Control in accordance with Section 11.1.
(b)    During the continuation of the transitional period described in Section 7.2(a), Licensee must: (i) unless the Agreement has been terminated by Licensee for Licensor’s Terminable Breach pursuant to Section 6.5, continue to pay any amounts due under Section 2.11 during such period; (ii) use its reasonable best efforts to cause the Aerospace Group to transition away from its and their uses of the Aerospace Trademarks as promptly as reasonably practicable; (iii) continue to adhere to its obligations under this Agreement, including those set forth in Article 3; and (iv) without limiting clause (iii) above, in the case of a termination notice delivered by Licensor pursuant to Section 6.5, use its reasonable best efforts to cure and mitigate the effects of Licensee’s applicable Terminable Breach.
ARTICLE 8
REMEDIES AND LIMITATIONS OF LIABILITY
8.1    Good-Faith Resolution. Without limiting any rights or remedies of any Party under this Agreement, the Parties agree to work in good faith to resolve any disputes relating to the use of the Licensed Trademarks.
8.2    Remedies Cumulative. The right of either Party to terminate this Agreement is not an exclusive remedy and either Party shall be entitled alternatively or cumulatively to damages and claims for breach of this Agreement or to any other remedy available under the Laws of the applicable jurisdiction.
8.3    Irreparable Harm. Licensee acknowledges that a breach by it of this Agreement may cause Licensor irreparable damage which cannot be remedied in monetary damages in an action at Law and may also constitute infringement of the Licensed Trademarks. In the event of any breach that could cause irreparable harm to Licensor, or cause some impairment or dilution of its reputation, goodwill or the Licensed Trademarks, Licensor shall be entitled to an immediate injunction to cease or prevent such irreparable harm, without being required to show actual damage or post an injunction bond, in addition to any other legal or equitable remedies available at Law.
8.4    Prevailing Party in Dispute. In the event of a dispute between the Parties, the prevailing party shall be entitled to recover its reasonable costs, expenses and attorneys’ fees incurred in connection with enforcing the terms of this Agreement against or preventing misuse of the Licensed Trademarks by the non-prevailing party. A “prevailing party” shall mean a Party who receives all or substantially all of the relief sought by such Party in an adjudication of its claims arising out of or related to this Agreement before a court of Law or other agreed-upon tribunal.
8.5    Survival. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.
8.6    IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOST PROFITS, OR LOST SAVINGS OF ANY KIND (WHETHER DEFINED AS GENERAL, CONSEQUENTIAL, OR ANY OTHER KIND OF DAMAGES), HOWEVER CAUSED. NOR SHALL EITHER PARTY BE LIABLE IN ANY EVENT FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED, WHETHER FOR BREACH OF WARRANTY, CONTRACT, TORT NEGLIGENCE,

STRICT LIABILITY OR OTHERWISE, ARISING IN ANY WAY OUT OF THIS AGREEMENT OR ANY MATERIALS PROVIDED HEREUNDER EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF, OR COULD HAVE FORESEEN, SUCH DAMAGES.
ARTICLE 9
WARRANTIES
9.1    WARRANTY DISCLAIMER BY LICENSOR. EXCEPT AS SET FORTH IN SECTION 9.2 OR ARTICLE 10, ALL OF THE RIGHTS PROVIDED IN THIS AGREEMENT ARE PROVIDED ON AN AS-IS, WHERE-IS BASIS, WITHOUT ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.
9.2    Mutual Warranties. Each Party represents and warrants to the other Party that (a) it has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to cause members of its Group to perform their obligations hereunder, (b) the execution, delivery and performance of this Agreement by such Party and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party and no other corporate proceedings on the part of such Party are necessary to approve this Agreement or to consummate the transactions contemplated hereby and (c) this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.
ARTICLE 10
INDEMNIFICATION AND INSURANCE
10.1    Indemnity by Licensor. Licensor shall indemnify, defend and hold harmless Licensee and any Subsidiary Sublicensee from any and all Indemnifiable Losses relating to, arising out of or resulting from any Third Party claims that Licensee’s or such Subsidiary Sublicensee’s use or display of any Licensed Trademark within the countries and territories identified on Attachment E(1) as permitted under this Agreement infringes or otherwise violates the Trademark rights of any Third Party.
(a)    “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
10.2    Mutual Indemnity. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Affiliates, and their respective current, former and future directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses to the extent relating to, arising out of or resulting from Third-Party claims against any Indemnified Party (a) resulting from the Indemnifying Party’s breach of this Agreement or (b) relating to the products or services of the Indemnifying Party or its Group which products or services are Commercialized following the Distribution Date (it being understood that Indemnifiable Losses with respect to products or services Commercialized prior to the Distribution Date are as set forth in the Separation Agreement) under any name or brand, or company name, that includes or incorporates “Honeywell” or any Aerospace Trademarks; provided that this subsection (b) shall not apply to products or services supplied by the Indemnifying Party or its Group to the Indemnified Party or its Group, whether under an Ancillary Agreement or otherwise, except to the extent such Third-Party claim arose due to a misidentification of the Indemnifying Party or its Group with the Indemnified Party or its Group.
10.3    Indemnity Procedures. The procedures set forth in Section 6.4 of the Separation Agreement shall apply to the indemnification obligations of this Agreement, mutatis mutandis. Each Party will use reasonable efforts to mitigate any Indemnifiable Losses in respect of which it claims indemnification under this Agreement. The Indemnifying Party will address claims for which it provides indemnification under this Agreement professionally and in a manner that does not tarnish the Licensed Trademarks or negatively affect the Indemnified Party.
10.4    Insurance. While this Agreement is in effect, and for a period of three (3) years after termination or expiration of this Agreement, (i) each Party shall, and shall cause each member of its Group to, maintain, comprehensive general liability and product liability insurance in an amount no less than five (5) million U.S. Dollars ($5 million) combined single limit, with a deductible that is reasonably standard for the business, for each single occurrence for bodily injury or for property damage and (ii) Aerospace shall maintain aviation product liability insurance in an amount no less than twenty-five (25) million U.S. Dollars ($25 million) combined single limit, with a deductible that is reasonably standard for the business, for each single occurrence for bodily injury or for property damage. In addition:
(a)    Each Party shall, and shall cause each member of its Group to, have the other Party, its partners, partnerships, joint ventures, parents, Subsidiaries (including Subsidiaries of Aerospace), and affiliated companies and their respective employees, officers and agents listed as additional insured parties therein in its insurance policies, except workers’ compensation insurance.
(b)    Promptly upon request, the Party receiving the request shall furnish written certificates establishing that said insurance has been procured and is being properly maintained and that the premiums therefore are paid, and specifying the names of the insurers and the respective policy numbers and expiration dates.

(c)    Members of a Party’s Finance, Licensing and Legal departments may examine true and actual copies of the policies of the other Party entered into hereunder. Insurance carriers providing coverage are to be AM Best “A” rated.
(d)    Each policy shall provide that thirty (30) days’ prior written notice shall be given to the other Party in the event of cancellation or material change of insurance coverage or endorsements required hereunder.
ARTICLE 11
ASSIGNMENT, CHANGE OF CONTROL AND DIVESTMENT
11.1    Assignment by or Change of Control of Licensee. This Agreement and the rights granted to Licensee hereunder are personal to Licensee and may not be assigned or transferred, by operation of Law or otherwise, nor may Licensee delegate its obligations hereunder, except (a) to any other member of the Aerospace Group in connection with a commercially desirable or necessary purpose described by Licensee with advance written notice to Licensor; provided that each member of the Aerospace Group will remain jointly and severally liable for all payments and obligations required herein including the obligation to pay the License Fees hereunder or (b) with the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed and shall not be conditioned on additional payment, to any Person; provided that it will not be unreasonable for Licensor to withhold consent if the assignee or acquiror competes with any line of Licensor’s business or poses material reputational harm to the Licensed Trademarks in Licensor’s reasonable opinion; provided, further, that such Person shall upon such assignment or transfer become jointly and severally liable for the payment of the License Fees hereunder. Licensee shall provide Licensor prior written notice at least thirty (30) days in advance of any such assignment or transfer to a Third Party, or any Change of Control in favor of a Third Party, and, if such notice is not provided in such a timely manner, Licensor shall have no obligation to provide a transitional license pursuant to Section 7.2 if Licensor terminates this Agreement pursuant to Section 6.3 in connection with such assignment, transfer or Change of Control.
11.2    Transitional License for Divested Entities.
(a)    In the event Licensee, Aerospace or any member of the Aerospace Group divests: (i) a Subsidiary Sublicensee, (ii) a line of business of Licensee, Aerospace or a Subsidiary Sublicensee; or (iii) LPL Assets, and such divestiture involves the use or display of the Licensed Trademarks pursuant to this Agreement (whether by merger, sale of assets or ownership interests, perpetual exclusive license, or other corporate transactions) (such divested Subsidiary Sublicensee, divested line of business or LPL Assets, a “Divested Entity”), Licensor shall, upon Licensee’s written notice to Licensor (which notice shall identify each Divested Entity and provide reasonable details regarding such divestment), grant to such Divested Entity (or, where the Divested Entity is not a Person, to its acquiror) a transitional license solely for the purpose of permitting the Divested Entity to continue to use and display for a period of twenty-four (24) months the Licensed Trademarks used by the Aerospace Group as of the date that the Divested Entity is divested from the Aerospace Group, solely in accordance with the terms otherwise permitted under this Agreement, solely in a manner that is substantially consistent with the manner used in the operations of the Divested Entity during the twenty-four (24)-month period prior to the date that the applicable divestiture occurs. The duration of the foregoing license to a Divested Entity (or, where the Divested Entity is not a Person, to its acquiror) may be extended for an additional twelve (12) months if (x) at least one (1) month prior to the end of the licensed period, the Aerospace Group and the Divested Entity (or, where the Divested Entity is not a Person, its acquiror) certify that each has used commercially reasonable efforts to transition away from the use of any Licensed Trademarks within the licensed period, and (y) the Aerospace Group and the Divested Entity (1) certify in the preceding notice that the additional period is reasonably necessary to permit the Divested Entity to continue to operate through the divestiture and (2) provide reasonable details about the required use of the Licensed Trademarks. Licensor shall not unreasonably deny, delay, or condition approval of an extension request pursuant to this Section 11.2(a). Notwithstanding any such divestment, Licensee shall remain liable for paying the License Fees due hereunder and, if Licensee does not pay any License Fees owed by Licensee, each Divested Entity, except for an acquiror that is solely acquiring LPL Assets, shall be jointly and severally liable for the payment of such License Fees.
(b)    During the continuation of the transitional period described in Section 11.2(a), the license granted to the Divested Entity in accordance with this Agreement shall be conditioned on the Divested Entity: using its reasonable best efforts to transition away from its continued use of the Aerospace Trademarks within a reasonably prompt period but in no event longer than the period permitted under Section 11.2(a); and (ii) entering into a written, signed agreement with Licensor subjecting such Divested Entity to quality control obligations and other terms and conditions at least as strict as those set forth herein, including an obligation for such Divested Entity, except for an acquiror that is solely acquiring LPL Assets, to be jointly and severally liable for the payment of the License Fees.
(c)    For the avoidance of doubt, the divestiture of a Divested Entity shall not reduce the License Fees or affect Licensee’s obligation to pay the License Fees. If Licensee does not pay any License Fees owed by Licensee, each Divested Entity, except for an acquiror that is solely acquiring LPL Assets, shall be jointly and severally liable for the payment of such License Fees.
11.3    Assignment by Licensor. This Agreement and the rights granted to Licensor hereunder shall be fully assignable or transferable by Licensor without Licensee’s consent to another entity; provided that any such assignment will be subject to and shall not terminate this Agreement or any of the rights granted herein to Licensee. Following any Change of Control of or assignment by Licensor, the assignee or successor will be deemed to be “Licensor” for all of the provisions of this Agreement applicable to the Licensed Trademarks assigned or transferred to such assignee or successor. For the avoidance of doubt, any transfer of any Licensed Trademarks shall be made subject to, and shall not terminate, the licenses and rights granted under this Agreement with respect to such transferred Licensed Trademarks.
11.4    No Non-Permitted Assignment. Any attempted assignment or transfer in violation of this Article 11 shall be null, void and of no effect.

ARTICLE 12
UNDERSTANDINGS IN THE EVENT OF BANKRUPTCY
12.1    Licensee’s Bankruptcy. In the event that Licensee seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensee, while the Agreement is active, Licensee acknowledges and agrees that:
(a)    for purposes of 11 U.S.C. Sections 365(c)(1), 365(e)(2)(A)(i) and 365(e)(2)(A)(ii), the term “applicable law” is federal trademark Law (i.e., the Lanham Act (15 U.S.C. Section 1051, et seq.)), and Licensee’s right to use the Licensed Trademarks is personal to Licensee and is non-assumable or assignable without Licensor’s consent;
(b)    notwithstanding anything set forth herein to the contrary, Licensor does not consent to Licensee’s continued use of the Licensed Trademarks, Licensee’s exercise of any rights provided in this Agreement or Licensee’s assignment or assumption (including assumption and assignment) of the Agreement;
(c)    Licensee will not oppose any motion by Licensor for relief from the automatic stay of 11 U.S.C. Section 362(a) so that Licensor may terminate this Agreement, for cause; it is further agreed and acknowledged that “cause” includes Licensee’s inability to assume or assign the Agreement; and
(d)    Licensee will not oppose any motion, including on shortened notice, by Licensor to compel rejection of this Agreement under 11 U.S.C. Section 365(d).
12.2    Licensor’s Bankruptcy. All rights and licenses granted to Licensee hereunder are, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of intellectual property within the scope of Section 101 of the United States Bankruptcy Code. Licensor acknowledges that Licensee, as licensee of such intellectual property hereunder, will retain and continue to fully exercise all of its rights and elections under the United States Bankruptcy Code. In the event that Licensor seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against Licensor, while the Agreement is active, Licensor acknowledges and agrees that any rejection or attempted rejection of this Agreement under 11 U.S.C. Section 365(d) will constitute a breach of this Agreement, but will not have the effect of terminating any of Licensee’s rights as granted hereunder, including any of Licensee’s exclusive rights.
ARTICLE 13
MISCELLANEOUS
13.1    Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

13.2    Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating a relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of any Party or any of such Party’s Affiliates, shall be deemed to create any relationship between the Parties or their respective Affiliates, other than the relationship set forth herein. Each Party shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates.
13.3    Press Releases. Except as permitted in the Separation Agreement or any Ancillary Agreement, neither Party will make any public statement or other announcement (including issuing a press release) relating to this Agreement or the relationship between the Parties, including the termination of this Agreement, without the prior written approval of the other Party. Any joint announcement or press release shall be issued only after both Parties agree in writing to the timing and wording of the announcement or press release.
13.4    Counterparts; Entire Agreement.
(a)    This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
(b)    This Agreement, the Separation Agreement, the other Ancillary Agreements as defined in the Separation Agreement and the Exhibits, Schedules and Attachments hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.
13.5    Governing Law; Disputes. This Agreement, including all matters of construction, validity, interpretation, performance and enforceability, and any dispute arising directly or indirectly out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of Laws principles thereof. Any Disputes arising out of or relating to this Agreement shall be addressed in accordance with Section 8.1 of the Separation Agreement (except for Disputes subject to the provisions of Section 6.5, which shall be addressed in accordance with Section 6.5 and, if not fully resolved by the dispute resolution procedure set forth therein, shall be addressed by the provisions governing arbitration in Section 8.1(c) of the Separation Agreement and by Section 8.1(d) of the Separation Agreement); provided that Licensor shall be permitted to seek an injunction by bringing an Action if, in its reasonable judgment and after good faith discussion with Licensee, such injunction is necessary to protect the goodwill associated with the “Honeywell” Trademark or any Licensed Trademarks, and the Parties hereto consent and submit to the jurisdiction of any federal court in the State of Delaware or, where such court does not have jurisdiction, such other court which does have jurisdiction.

13.6    WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.
13.7    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.
13.8    No Right of Set-Off. Neither Party shall have the right to set off any money owed by one to the other with respect to obligations within this Agreement.
13.9    Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of Action or other right in excess of those existing without reference to this Agreement.
13.10    Notices. All notices or other communications under this Agreement shall be in writing and shall be provided in the manner set forth in the Separation Agreement. The record address of Licensor is:
Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28203
Attention: Vice President and General Counsel
Email:

with copies to:
Honeywell International Inc.
855 S. Mint Street
Charlotte, NC 28203
Attention: Trademark Counsel
Email:
The record address for Licensee (which shall receive every notice required or contemplated by this Agreement on its own behalf and on behalf of each other member of the Aerospace Group) for this purpose is:
Honeywell Aerospace Inc.
1944 E. Sky Harbor Cir. N.
Phoenix, AZ 85034
Attention:
Email:
Either Party may, at any time, substitute for its previous record address any other address by giving written notice of the substitution.
13.11    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.
13.12    Headings. The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
13.13    Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

13.14    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.
13.15    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized.

By:
Name:
Title:

Honeywell Aerospace Inc.

By:
Name:
Title:

Honeywell International Inc.

By:
Name:
Title: